Exhibit 99.1
Nasdaq: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

ASTA FUNDING REPORTS THIRD QUARTER AND
NINE MONTHS FISCAL 2008 RESULTS

ENGLEWOOD CLIFFS, NJ, August 11, 2008 -- Asta Funding, Inc., (NASDAQ: ASFI), a consumer receivable asset management and liquidation company, today reported results for the three and nine months ended June 30, 2008.

Finance income for the three months ended June 30, 2008, was $23.6 million, a decrease of 39% compared to finance income of $38.8 million a year ago. Net income for the three months ended June 30, 2008 was $2.4 million, or $0.17 per diluted share, compared to $15.3 million, or $1.03 per diluted share, in the same prior year period. Finance income for the nine months ended June 30, 2008 was $91.6 million, a decrease of 5% compared to finance income for the nine months ended June 30, 2007 of $96.1 million. Net income for the nine months ended June 30, 2008 was $8.0 million, or $0.55 per diluted share, compared to $39.2 million, or $2.67 per diluted share, for the same period a year earlier.

During the quarter ended June 30, 2008, the Company transferred the $300 million portfolio purchase acquired in March 2007 (the ”Portfolio Purchase”) to the cost recovery method of accounting from the interest method. As a result, Asta’s finance income was reduced by approximately $7.3 million in the third quarter and the company will recognize income only after it has recovered its carrying value, which as of June 30, 2008, was $219 million. This also resulted in a decrease in net income per diluted share of approximately $0.30, net of taxes, in the quarter ended June 30, 2008.

Net cash collections from consumer receivables acquired for liquidation and net cash collections represented by account sales, totaled $49.0 million for the quarter ended June 30, 2008, versus $73.0 million for the same period a year ago, exclusive of accounts returned to a seller of $5.5 million. Net cash collections represented by account sales of consumer receivables acquired for liquidation was $2.8 million or 5.7% of net cash collections in the quarter, down from $9.8 million, or 13.4% of net cash collections in the third quarter of fiscal 2007.

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210 Sylvan Avenue, Englewood Cliffs, NJ 07632
(201) 567-5648, (201) 567-2203 fax

General and administrative expenses increased $3.1 million, or 17.8%, to $20.5 million from $17.4 million for the nine months ended June 30, 2008 as compared to same period of 2007 and increased $1.1 million or 16.9% to $7.6 million, for the quarter ended June 30, 2008, from $6.5 million for the comparable quarter ended June 30, 2007. The increase was primarily due to skiptracing and consulting fees incurred from the Portfolio Purchase, coupled with increases in professional fees, and settlement costs as a result of the increased size of our debtor base. Additionally, for the quarter ended June 30, 2008, we recorded net impairment charges of $8.2 million based on lower than expected cash collections on certain portfolios, and reduced forward expectations, as a result of the difficult economic environment. No impairment charge was recorded on the Portfolio Purchase during the third quarter ended June 30, 2008.

Mr. Gary Stern, President and Chief Executive Officer of Asta Funding, said, “While our finance income has contracted due to the transfer of our large portfolio purchase in March of 2007 to cost recovery and our slower than usual buying, we continue to seek strategic and disciplined opportunities in our portfolio purchases while we focus on reducing our debt in this difficult economic environment. We have been very conservative with regards to new purchases, investing only $7.6 million for $289.2 million of face value of charged-off consumer receivables during the third quarter. Total debt as of June 30, 2008 was approximately $260.2 million, which included $8.3 million in subordinated debt, sequentially down from $293.9 million as of March 31, 2008 and down from $344.7 million at June 30, 2007. As of today our outstanding debt is $240.0. Despite the slow economic environment, stockholders’ equity ended the quarter at $17.38 per share at the end of the third quarter, a modest sequential increase from $17.19 at the end of the second quarter.”

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta’s expectations. Factors that could contribute to such differences include those identified in Asta’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2007, Form 10-Q and 10-Q/A for the quarter ended March 31, 2008 and those described from time to time in Asta’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.

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ASTA FUNDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-DATA
(UNAUDITED)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007
Revenues:
Finance income, net	$23,560,000	$38,845,000	$91,573,000	$96,139,000
Other income	12,000	43,000	156,000	502,000

	23,572,000	38,888,000	91,729,000	96,641,000
Expenses:
General and administrative	7,615,000	6,510,000	20,544,000	17,388,000
Interest	3,643,000	6,651,000	14,295,000	11,949,000
Impairments	8,153,000	—	43,153,000	2,412,000

	19,411,000	13,161,000	77,992,000	31,749,000

Income before equity in (loss) earnings in venture and income taxes	4,161,000	25,727,000	13,737,000	64,892,000
Equity in (loss) earnings of venture	(59,000)	50,000	(137,000)	1,025,000
Income tax expense	1,662,000	10,469,000	5,553000	26,731,000

Net income	$2,440,000	$15,308,000	$8,047,000	$39,186,000

Net income per share:
Basic	$0.17	$1.10	$0.57	$2.84

Diluted	$0.17	$1.03	$0.55	$2.67

Weighted average number of shares outstanding:
Basic	14,276,158	13,907,554	14,111,954	13,794,877

Diluted	14,535,548	14,819,926	14,642,467	14,677,258

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CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ASTA FUNDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS-DATA

	June 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)
ASSETS

Cash	$2,817,000	$4,525,000
Restricted cash	3,776,000	5,694,000
Consumer receivables acquired for liquidation, (at net realizable value)	487,004,000	545,623,000
Due from third party collection agencies and attorneys	5,106,000	4,909,000
Investment in venture	663,000	2,040,000
Furniture and equipment, net	823,000	793,000
Deferred income taxes	12,238,000	12,349,000
Other assets and other investments	4,111,000	4,323,000
Total assets	$516,538,000	$580,256,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Debt	$251,958,000	$326,466,000
Subordinated debt - related party	8,270,000	—
Other liabilities	4,346,000	7,537,000
Dividends payable	571,000	557,000
Income taxes payable	3,206,000	8,161,000
Total liabilities	268,351,000	342,721,000

Stockholders’ Equity
Preferred stock, $.01 par value; authorized 5,000,000; issued and outstanding — none
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,276,158 at June 30, 2008 and 13,918,158 at September 30, 2007	143,000	139,000
Additional paid-in capital	68,723,000	65,030,000
Retained earnings	178,714,000	172,366,000
Accumulated other comprehensive income	607,000	—
Total stockholders’ equity	248,187,000	237,535,000
Total liabilities and stockholders’ equity	$516,538,000	$580,256,000

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